Exhibit 10.32

Distribution Agreement

Party A: Yoshitsu Co., Ltd. (“Party A”)

Party B: Gold Synergy Limited (“Party B”)

This Agreement is entered into between Party A and Party B on the principles of equality and voluntariness, honesty and trustworthiness, lawful win-win, and friendly negotiation.

I.	Authorization
1.	The Authorization of this Agreement is that Party B serves as the internet platform distributor of Party A, and the business model is dropshipping.

2.	Party A authorizes Party B to operate on the Chinese internet platform “www.jlenses.com” and “www.qingzhiliangpin.comv” (hereinafter referred to as “Websites”), selling various categories of legal Japanese pharmaceutical products (mainly including cosmetics, lifestyle products, maternal and child products, etc.).

II.	Term

This Agreement shall remain effective from April 1, 2020 to March 31, 2021, and shall be automatically extended for another year with the same terms if neither party applies for an amendment or termination of the Agreement three months prior to its expiration, and so on.

III.	Rights of Both Parties
1.	Party A shall give Party B the right to use the Websites, and reserve its ownership and the right to interpret.
2.	Party A will provide Party B with a breakdown of the types, quantities, and latest prices of the products in the warehouse on a monthly basis, and Party B will independently select the products and quantities to be put on the shelves, without interference from Party A.
3.	Party B may freely choose product pricing, marketing activities and other sales methods based on its own business activities.
4.	Party B may negotiate with Party A on sales methods, online operation, product activities and other operation methods, and Party A shall provide Party B with product details and other product sample drawings as required.

IV.	Shipping, Return and Exchange, and Shipping Fees
1.	Party B shall send the order details to Party A via email or other communication tools before 17:00 (Beijing time) every day, and Party A shall ship the product within 1-5 days upon receipt of Party B’s order. If the products ordered by Party B are out of stock, Party A shall inform Party B promptly.
2.	Party A designates a third-party warehouse for packaging (including foam, carton, etc.) and domestic logistics delivery, and the related costs shall be settled between Party B and the third-party warehouse.
3.	Party B’s customers shall open the box and inspect the products upon receiving the package. If the products are damaged during transit, Party B may request Party A to resend the products. Party B shall be responsible for and provide services to its customers for all the reasons after the delivery of the products, the return or exchange of the products, or the rejection of the products by the customer.

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V.	Settlement Method
1.	The settlement period is 60 days.
2.	Prior to the 10th day of each month, Party B shall provide the sales details and reconcile the accounts with Party A. Once the reconciliation is correct, Party B shall settle all the payments of the previous period 90 days after the calculation of the current month, and before the 25th day of this month.
3.	The Parties agree to settle the payments in Japanese Yen, and the payments shall be made to Party A’s account as required. All processing fees related to the payments shall be borne by Party B. If Party A changes its receipt account number, Party A shall submit a written report to Party B one week in advance, after which Party B shall make the payments to Party A’s new account.
4.	Each year, Party A shall charge Party B a fee of 600,000 Japanese Yen for the use of the platforms “www.jlenses.com” and “www.qingzhiliangpin.com.”

VI.	Exemptions
1.	In the event of (1), (2), or (3) below, the Parties shall lose the debt maturity interest incurred upon this Agreement and other agreements between Party A and Party B. In such case, the other party may cease all or part of the transactions based on this Agreement, and terminate this Agreement or any individual agreements without any reminder to such party (however, if it meets the conditions described in (1), excluding monetary obligations, it shall be subject to reminder).
(1)	A Party breaches this Agreement, other individual agreements, or any other agreements between Party A and Party B.
(2)	A Party is deemed in bad asset or credit condition, such as temporary seizure, garnishment, foreclosure, bankruptcy, refusal to pay, or others, or likely to be in such condition.
(3)	A Party violates the preceding Article.
2.	In the case described in the preceding paragraph, the other Party may claim damages from the other party regardless of whether the transaction is suspended or whether the agreement is terminated.

VII.	Dispute Resolution

The Parties agree that any disputes arising from the execution or performance of this Agreement which cannot be resolved through negotiation or mediation may be submitted to the arbitration court in either Party’s region for arbitration.

VIII.	Miscellaneous
1.	Except as otherwise agreed in this Agreement, if either Party needs to amend or terminate this Agreement, it shall inform the other Party in advance and resolve through mutual agreement.
2.	Any matter not covered in this Agreement shall be made in supplementary agreements through friendly consultation of the Parties, which shall have the same legal effect as this Agreement. In case of any inconsistency between the supplementary agreement and this Agreement, the supplementary agreement shall prevail.

This Agreement shall be executed in two copies, one for each side.

Party A: Yoshitsu Co., Ltd. (Sealed) Representative Director: Mei Kanayama Execution Date:	Party B: Gold Synergy Limited (Sealed) (Signature unrecognizable) Execution Date: March 24, 2020

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SUPPLMENTARY AGREEMENT

Party A: Yoshitsu Co., Ltd. (hereinafter referred to as “Party A”)

Party B: Gold Synergy Limited (hereinafter referred to as “Party B”)

WHEREAS, Party A and Party B signed a Distribution Agreement (hereinafter referred to as the “Master Agreement”) on March 24, 2020, under which Party A authorized Party B to use the internet platform(s) owned by Party A, and provide dropshipping services for Party A. To properly implement the Master Agreement and establish a long-term, and mutually beneficial cooperative relationship, the two parties have reached the following supplementary agreement through friendly consultation:

1.	Regarding the amendment to Article VII of the Master Agreement

Both parties originally agreed in the Master Agreement that, “[t]he Parties agree that any disputes arising from the execution or performance of this Agreement, which cannot be resolved through negotiation or mediation, may be submitted to the arbitration court in either Party’s region for arbitration.”

Now the parties agree to amend the above as follows:

“Any disputes arising from the execution or performance of this Agreement shall be settled through friendly negotiation between the parties; in the event that such negotiation fails, the parties agree that the Tokyo District Court shall be the exclusive court of jurisdiction for the first instance; either party may file a lawsuit with the Tokyo District Court, and the applicable law shall be the laws of Japan.”

2.	Regarding the addition of Section 3, Article VIII to the Master Agreement

Both parties agree to add the following as Section 3, Article VIII of the Master Agreement:

“Party B agrees to fully comply with the Personal Information Protection Law of the People’s Republic of China (hereinafter referred to as “China”), where the Agreement is principally performed, and other laws and regulations of China relating to personal information protection of Chinese consumers. Party B or Party B’s business partner(s) within China shall legally and properly collect, store, use, process, and manage personal information of Chinese consumers. Any legal liability arising from any violation of such laws and regulations shall be borne by Party B solely, and not by Party A. Party A shall not obtain or keep such personal information of Chinese consumers. If Party A suffers losses due to Party B’s failure to comply with China’s relevant laws and regulations relating to personal information protection, Party A has the right to unilaterally terminate the Master Agreement (including any supplementary agreement), and Party B shall be fully liable for all losses suffered by Party A as a result.”

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3.	Miscellaneous

3.1.	This Supplementary Agreement is an integral part of the Master Agreement and has the same legal effect as the Master Agreement. In the event of any inconsistency between this Supplementary Agreement and the Master Agreement, this Supplementary Agreement shall prevail. Anything not covered hereby shall be determined by the Master Agreement.

3.2.	This Supplementary Agreement shall come into effect upon affixing of seals of both parties thereto. This Supplementary Agreement shall be executed in two copies, one for each party, with equal legal effect.

Party A: Yoshitsu Co., Ltd. (Sealed)		Party B: Gold Synergy Limited (Sealed)

Representative:	Mei Kanayama	Representative:	Shuang Guo

Date:	October 19, 2021	Date:	October 19, 2021

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